Exhibit 8.1

List of Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation	Proportion of Ownership Interest Owned by China Life

China Life Insurance Asset Management Company Limited	The People’s Republic of China	60%

China Life Franklin Asset Management Company Limited (1)	Hong Kong	60% (indirectly through affiliate)

China Life Pension Company Limited (2)	The People’s Republic of China	75%(3) (directly and indirectly through affiliate)

(1)	formerly known as China Life Asset Management (Hong Kong) Company Limited
(2)	incorporated on January 15, 2007 pursuant to a promoters agreement among China Life, CLIC and China Life Insurance Asset Management Company Limited
(3)	we own 53% and AMC, which is 60% owned by us, owns 20%